Exhibit EX-99.2a(1)

                            CERTIFICATE OF FORMATION

                                       OF

                      GAM AVALON MULTI-MARKET NEUTRAL, LLC



     The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplementary thereto, and known, identified and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:


          FIRST: The name of the limited liability company (hereinafter called the "Company") is GAM Avalon Multi-Market Neutral, LLC.

          SECOND: The registered office of the Company in the State of Delaware is located at 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle. The name of the registered agent of the Company at such address is Corporation Service Company.


     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of January 11, 2002.




                                                /s/ Joseph J. Allessie
                                                --------------------------------


                                                Joseph J. Allessie
                                                Authorized Person